CONSULTING AGREEMENT

of

Ronald E. Hughes

(North Arm Capital LLC)

THIS AGREEMENT (“Agreement”) dated September 1, 2023 is made by and between Sanwire Corporation with its corporate office located at 3210 21st Street, San Francisco, CA 94110, a Nevada corporation ("Company"), and Ronald E. Hughes and/or North Arm Capital LLC 550 South Beach, Point Roberts, WA 98281 ("Consultant").

WHEREAS, the Company recognizes that the Consultant's talents and abilities are unique, and thus wishes to secure the services of the Consultant on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Term. The term of this Agreement shall be year one year with automatic renewal, beginning on the date September 15, 2023 (“Consulting Period”).

2. Position and Duties. During the Consulting Period, the Consultant shall serve as the Chief Executive Officer, Chairman of the Board and a member of the board of directors of the Company with such duties, authority, and responsibilities as are normally associated with and appropriate for such positions. The Consultant shall report directly to the Company’s Board of Directors.

The Consultant shall devote as much of his working time, attention, and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties as required to discharge his duties as the Chief Executive Officer and member of the board of directors of the Company. Notwithstanding the above, the Company hereby acknowledges that the Consultant is not working exclusively for the Company and the Consultant shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder or violate Section 7(a) of this Agreement, to provide services for compensation to other entities. The parties agree that at such time the Consultant works exclusively for the Company the terms of this Agreement shall be renegotiated.

3. Place of Performance. During the Consulting Period, the Company shall maintain its executive offices in San Francisco, CA and Consultant may perform his services at a location of his choosing.

4. Compensation and Related Matters.

(a) Base Compensation. During the Consulting Period, the Company shall pay the Consultant a fee of $7,500 per month, payable on the last day of the month in which services were performed.

(b) Stock incentive. Consultant shall be granted 80,000,000 shares of the Company’s par value ($.00001) common stock (the “Stock”). As of September 15, 2023, upon execution of this Agreement.

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(c) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Consultant for all business, travel, and entertainment expenses, provided that such expenses must be approved in advance by either the Chief Executive Officer, or by such other officer of the Company that is responsible for determining such matters.

5. Termination. This Agreement may be terminated during the Consulting Period under the following circumstances:

(a) Cause. The Company shall have the right to terminate this Agreement for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Consultant's employment only upon the Consultant's:

(i) conviction of a felony or willful gross misconduct; or

(ii) willful and continued failure to perform his duties hereunder (other than such failure resulting from the Consultant's incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Consultant for Good Reason) within ten business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed.

For purposes of this section, no act or failure to act by the Consultant shall be considered "willful" if such act is done by the Consultant in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Consultant's good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to the Consultant a copy of a resolution duly adopted by a majority of the Board (excluding the Consultant for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days') notice to the Consultant and an opportunity for the Consultant, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that "Cause" exists, and specifying the particulars thereof in detail. This section shall not prevent the Consultant from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that the Consultant has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

(b) Good Reason. The Consultant may terminate this Agreement for "Good Reason" after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting "Good Reason" within ten business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Consultant or his approval in his capacity as the Chairman of the Board:

(i) the assignment to the Consultant of duties inconsistent with this Agreement or a change in his titles or authority; and

(ii) any material breach of this Agreement by the Company.

The Consultant's right to terminate this Agreement hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Consultant's continued performance shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

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(c) Without Cause. The Company shall have the right to terminate this Agreement without Cause by providing the Consultant with a Notice of Termination. If the Company terminates this Agreement Without Cause, the Consultant shall be entitled to two months of salary at the current rate as listed in Section 4 hereof, and all stock, 80,000,000 shares, shall immediately vest and be issued and be considered earned in full.

(d) Without Good Reason. The Consultant shall have the right to terminate this Agreement hereunder without Good Reason by providing the Company with a Notice of Termination. If the Consultant terminates this Agreement without good reason the stock shall vest through the end of the month in which the Notice of Termination was given.

6. Termination Procedure.

(a) Notice of Termination. Any termination of this Agreement by the Company or by the Consultant during the Consulting Period shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under that provision.

(b) Date of Termination. "Date of Termination" shall mean, (i) if this Agreement is terminated pursuant to Section 5(a), thirty (30) days after the date of receipt of the Notice of Termination (provided that the Consultant does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (ii) if this Agreement is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination, unless terminated by the Company Without Cause pursuant to Section 5(c), in which the provisions set forth in that Section 5(c) shall apply.

(c) Consultant’s Responsibilities Upon Termination or Resignation. Consultant shall return all Company property, including equipment, documentation, and Company files within 5 business days of termination or resignation. The Consultant shall also be bound by the Confidentiality clause below in Section 7 for a period of 2 years following termination or resignation,

(d) Company’s Responsibilities upon Termination or Resignation. Company shall pay Consultant all amounts owed to Consultant at the time of termination or resignation within fifteen business days of the termination or resignation, to include accrued and unpaid wages and any other amounts due Consultant.

(e) Any accrued compensation unpaid shall be, at the option of the consultant, issued Preferred F shares until such time that the company can satisfy compensation due with interest of 15% to fulfill this agreement.

7. Confidential Information.

(a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Consultant shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the

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Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Consultant during the term of this Agreement that is not generally available public knowledge.

(b) Injunctive Relief. In the event of a breach or threatened breach of this Section 7, the Consultant agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Consultant acknowledging that damages would be inadequate and insufficient.

8. Indemnification.

(a) General. The Company agrees that if the Consultant is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that the Consultant is or was a trustee, director or officer of the Company, or any predecessor or any of their affiliates or is or was serving at the request of the Company, or any of their affiliates as a trustee, director, officer, member, or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, or agent while serving as a trustee, director, officer, member, or agent, the Consultant shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all expenses incurred or suffered by the Consultant in connection therewith, and such indemnification shall continue as to the Consultant even if the Consultant has ceased to be an officer, director, trustee or agent, and shall inure to the benefit of his heirs, executors and administrators.

(b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys' fees, accountants' fees, disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a claim or request under this Section 8 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Consultant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Consultant shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to and paid in accordance with applicable Nevada law.

(d) Partial Indemnification. If the Consultant is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Consultant for the portion of such Expenses to which the Consultant is entitled.

(e) Notice of Claim. The Consultant shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Consultant shall give the Company such information and cooperation as it may reasonably require and as shall be within the Consultant's power and at such times and places as are convenient for the Consultant.

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(f) Defense of Claim. With respect to any Proceeding as to which the Consultant notifies the Company of the commencement thereof:

(i) The Company will be entitled to participate therein at its own expense;

(ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel of its choice, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Consultant also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Consultant, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(iii) The Company shall not be liable to indemnify the Consultant under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Consultant without the Consultant's written consent. Neither the Company nor the Consultant will unreasonably withhold or delay their consent to any proposed settlement.

(g) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8 shall not be exclusive of any other right which the Consultant may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

9. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Consultant regarding any provision of this Agreement, the Company shall reimburse the Consultant for all legal fees and expenses reasonably incurred by the Consultant in connection with such contest or dispute, but only if the Consultant prevails to a substantial extent with respect to the Consultant's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

10. Successors; Binding Agreement.

(a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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(b) Consultant's Successors. No rights or obligations of the Consultant under this Agreement may be assigned or transferred by the Consultant other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Consultant's death, this Agreement and all rights of the Consultant hereunder shall inure to the benefit of and be enforceable by the Consultant's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Consultant's interests under this Agreement. If the Consultant should die following his Date of Termination while any amounts are still payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the written terms of this Agreement to such person or persons so appointed in writing by the Consultant, or otherwise to his legal representatives or estate.

11. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Consultant and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Consultant's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Except or otherwise provided in Section 8 hereof, the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to its conflicts of law principles.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter including, without limitation. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

15. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

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IN WITNESS HEREOF, the parties hereto have executed this Agreement as of September 15, 2023.

SANWIRE CORPORATION

By: /s/ Ronald E. Hughes

Ronald E. Hughes,

Chief Executive Officer and Chairman

CONSULTANT

By: /s/ Ronald E. Hughes

North Arm Capital LLC ,

Ronald E. Hughes

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